SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant                              |X|
Filed by a Party other than the Registrant           |_|

|_|      Preliminary Proxy Statement
|_| Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
|X|      Definitive Proxy Statement
|_|      Definitive Additional Materials
|_|      Soliciting Material Pursuant to 14a-11 or 240.14a-12.



                       PATH 1 NETWORK TECHNOLOGIES INC.

                 (Name of Registrant as Specified in Charter)



Payment of Filing Fee (Check the appropriate box)

|X|     No fee required.
|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1.      Title of each class of securities to which transaction applies.



2.      Aggregate number of securities to which transaction applies.



3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount of which the filing fee is calculated and state how it was determined):



4.      Proposed maximum aggregate value of transaction:



5.      Total fee paid:



|_| Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

6.       Amount previously paid:



7.       Form, Schedule or Registration Statement No.:

                  Definitive Form 14A

8.       Filing Party:

                  Path 1 Network Technologies Inc.

9.       Date filed:

                  December 31, 2001

                   PATH 1 NETWORK TECHNOLOGIES INC.
                     3636 Nobel Drive, Suite 275
                         San Diego, CA 92122
                       -----------------------

   NOTICE OF ACTIONS TO BE TAKEN PURSUANT TO SOLICITATION OF WRITTEN CONSENTS

                       -----------------------


         The Board of Directors of Path 1 Network Technologies Inc. (the "Company") has approved the solicitation of written consents of the holders of the Company's issued and outstanding Class A Common Stock, US$0.001 par value, to obtain stockholder approval of certain important corporate actions. The Company's Bylaws and the Delaware General Corporation Law authorize the use of written consents as an alternative to holding any stockholders' meeting. The purpose of this solicitation of written consents is:

         1. To approve and adopt an amendment to the Company's Certificate of Incorporation authorizing (i) an increase in the number of shares of Class A Common Stock from 20,000,000 shares to 40,000,000 shares, (ii) the reclassification of each share of Class A Common Stock as a share of "Common Stock", (iii) the elimination of the Class B Common Stock, and (iv) the creation of 10,000,000 shares of "blank check" Preferred Stock;

         2. To approve and adopt an amendment to the Company's 2000 Stock Option Stock Issuance Plan ("Plan") authorizing an increase in the number of shares issuable under the Plan, and to approve total option and share grants equal to up to 65% of the Company's outstanding stock; and,

         3.       To approve and adopt the 2001 Employee Stock Purchase Plan.

         The reasons why the Company is asking the stockholders for approval of these proposals are set forth in the Proxy Statement accompanying this notice. The Company's Board of Directors has set the close of business on December 4, 2001 as the date for determining those stockholders who are entitled to receive this notice and give consents approving the proposals set forth set forth above.

         It is of extreme importance that you complete, sign, date and return the enclosed consent form promptly in the accompanying pre-addressed, pre-stamped reply envelope. Instructions are provided on this enclosed consent form. If you wish to change or revoke your consent, you may do so by submitting a later dated consent specifying the change or cancellation you wish to make and your change or cancellation will be counted, provided the Company has not previously received a sufficient number of consents (including your earlier consent) to approve the proposals set forth above.

BY ORDER OF THE BOARD OF DIRECTORS


Richard B. Slansky
Secretary

December 28, 2001

                          PATH 1 NETWORK TECHNOLOGIES INC.

                                 PROXY STATEMENT

                  WRITTEN CONSENT SOLICITATION OF STOCKHOLDERS
                                December 28, 2001

         These proxy statement materials and the enclosed Consent are being mailed in connection with the solicitation of written consents by the Board of Directors of Path 1 Network Technologies Inc., a Delaware corporation (the "Company"). These materials were first sent to stockholders of record beginning on approximately December 28, 2001.

         The mailing address of the principal executive office of the Company is 3636 Nobel Drive, Suite 275, San Diego, California 92122.

         Consents are to be submitted by no later than February 26, 2002 to the Company at such address.

         VOTING RIGHTS AND SOLICITATION

         Any stockholder executing a Consent has the power to revoke it at any time before February 26, 2002 (or, if earlier, the date on which at least the minimum number of shares have consented in order to approve the proposal) by delivering written notice of such revocation to the Secretary of the Company. The cost of soliciting Consents will be paid by the Company and may include reimbursement paid to brokerage firms and others for their expense in forwarding solicitation material. Regular employees of the Company may also, without additional remuneration, solicit Consents personally or by telephone.

         The record date for determining those stockholders who are entitled to give Consents has been fixed as December 4, 2001. At the close of business on the record date, the Company had 8,291,626 issued and outstanding shares of Class A Common Stock and no issued and outstanding shares of Class B Common Stock. Each share of Class A Common Stock is entitled to one vote on this matter.

         On these matters, which require the affirmative vote of a majority (or, in the case of Proposal 2, a two-thirds supermajority) of the outstanding shares of Class A Common Stock, abstentions (including failures to return Consents) and broker nonvotes have the same effect as a negative vote.

                                   PROPOSAL 1

 AMENDMENT OF THE CERTIFICATE OF INCORPORATION INCREASING THE AUTHORIZED NUMBER
       OF SHARES OF CLASS A COMMON STOCK FROM 20,000,000 TO 40,000,000, RECLASSIFYING EACH SHARE OF CLASS A COMMON STOCK AS A SHARE OF "COMMON STOCK",
             ELIMINATING THE CLASS B COMMON STOCK AND CREATING A
                    CLASS OF "BLANK CHECK" PREFERRED STOCK

         General

         The Company and its Board of Directors believe it would be in the best interests of the Company and its stockholders to adopt an amendment of the Company's Certificate of Incorporation pursuant to which (i) the number of shares of the Company's Class A Common Stock, par value US$0.001 per share, would be increased from 20,000,000 shares to 40,000,000 shares, (ii) each share of the Company's Class A Common Stock would be reclassified as a share of "Common Stock", par value US$0.001 per share, (iii) the Company's Class B Common Stock, par value US$0.001 per share, would be eliminated from the Certificate of Incorporation, and (iv) 10,000,000 shares of "blank check" Preferred Stock, par value US$0.001 per share, would be created. The proposed amendment of the Certificate of Incorporation will become effective upon filing of a Certificate of Amendment with the Delaware Secretary of State, which the Company currently plans to make as soon as reasonably practicable after receiving Consents from the stockholders representing a majority of the outstanding shares of the Company's Class A Common Stock. The full text of the proposed amendment of the Certificate of Incorporation is attached to this Proxy Statement as Appendix A.

         Rationale for Increasing Authorized Common Stock

         The Company presently has 8,291,626 shares of Class A Common Stock outstanding and no shares of Class B Common Stock outstanding. Approval of the amendment of the Company's Certificate of Incorporation will increase the authorized number of shares of Class A Common Stock from 20,000,000 to 40,000,000 (such shares to be reclassified as "Common Stock" upon approval of the proposed amendment), thereby creating an additional 10,000,000 shares of Common Stock (assuming elimination from the Certificate of Incorporation of the 10,000,000 shares of authorized Class B Common Stock). The increase will enable the Board of Directors, without further action of the stockholders, to issue shares of Common Stock, up to the new authorized number of shares (excluding shares of Common Stock reserved for issuance upon exercise of options or conversion of any shares of Preferred Stock that may be issued in the future), from time to time for various purposes as the Board of Directors deems necessary. Such purposes include possible future financing or acquisition transactions, stock dividends or distributions, and employee compensation and incentivization. Such issuances, particularly if in private financings, could be at prices less than the public trading price of the Common Stock at the time. Stockholders should be aware that the Company is in need of significant amounts of additional working capital and may need to, among other things, issue and sell unregistered Common Stock in private transactions to fund working capital requirements. Such transactions might not be available on terms favorable to the Company, or at all. The Common Stock authorized would be available for issuance by the Board of Directors without further action by the stockholders, unless such action was specifically required by applicable law or rules of any stock exchange or market system on which the Company's securities may then be listed.

         Anti-Takeover Effects of Common Stock

         Shares of Common Stock issued by the Board of Directors could be utilized, under certain circumstances, to make an attempt to gain control of the Company more difficult or time-consuming. For example, shares of Common Stock could be issued to purchasers who might side with management in opposing a takeover bid which the Board of Directors determines is not in the best interests of the Company and its stockholders. This provision may thus be viewed as having possible anti-takeover effects. In certain circumstances the issuance of Common Stock without further action by the stockholders may have the effect of delaying, deferring or preventing a change of control of the Company, may discourage bids for the Company's Common Stock at a premium over the market price of the Common Stock and may adversely affect the market price of Common Stock.

         Description of Class A Common Stock and Class B Common Stock

         The Class A Common Stock is a typical and customary form of Common Stock (except in relation to the Class B Common Stock) and is publicly traded. The holders of Class A Common Stock are entitled to receive dividends prior and in preference to any distribution made to the holders of Class B Common Stock, and upon liquidation, dissolution or winding up of the Company, shall be entitled to receive prior and in preference to any distribution to holders of Class B Common Stock, an amount equal to US$100 per share plus any declared but unpaid dividends on such shares. Each share of Class A Common Stock is entitled to one vote on all matters to be voted on by the stockholders and shall be entitled to notice of any stockholders' meeting in accordance with the Company's Bylaws. Special meetings may be called by one-fifth of the issued and outstanding shares of the capital stock entitled to vote at such meeting.

         The Class B Common Stock is a "junior common stock" that is not publicly traded. The Class B Common Stock has no voting rights (except as expressly required by law), is not transferable except to the extent that a proposed transfer is expressly consented to by vote of the holders of a majority of the Class A Common Stock (this restriction on transfer is intended to comply with Delaware General Corporation Law Section 202), is not entitled to receive dividends unless and until an aggregate of US$100,000,000 of dividends has been declared and paid on the Class A Common Stock, is not entitled to any distribution upon liquidation, dissolution or winding up of the Company until an amount equal to US$100 per share has been paid upon each outstanding share of Class A Common Stock, and is not convertible into Class A Common Stock except upon merger, acquisition or consolidation, sale or license of all or substantially all of the Company's assets, achievement by the Company of operating revenues of US$10,000,000 or more in a fiscal year (with EBITDA of US$2,000,000), or consummation of the sale of the Company's Class A Common Stock in a firm commitment underwriting with an aggregate purchase price of at least US$25,000,000.

         Rationale for Effecting Reclassification

         Presently, there are no shares of Class B Common Stock issued or outstanding. In addition, on October 3, 2001 the Company effected its "option revision program" pursuant to which all outstanding options to purchase Class B Common Stock were surrendered at the election of the holders in exchange for new options to purchase shares of Class A Common Stock under the 2000 Stock Option/Stock Issuance Plan (see Proposal 2 for more information). The Company conducted this "option revision program" due to the negative effects on the Company of variable accounting treatment for the Class B Common Stock options and to provide a more visible incentive to its current employees.

         As there are no issued or outstanding shares of Class B Common Stock or options, warrants or other rights to purchase Class B Common Stock (or securities convertible into or exchangeable for shares of Class B Common Stock), and the Board of Directors does not intend to issue or grant any of the preceding, there is no reason to continue to maintain two kinds of Common Stock under the Company's Certificate of Incorporation.

         Effects of Reclassification of the Class A Common Stock and Elimination of the Class B Common Stock

         The reclassification of each share of Class A Common Stock as a share of "Common Stock" and the elimination of the Class B Common Stock will have little practical effect on the rights, preferences, privileges or restrictions of the Class A Common Stock. The Class A Common Stock is a typical and customary form of common stock except for its status as a senior form of common stock to the Class B Common Stock. If any shares of Class B Common Stock actually were outstanding, then the holders of Class A Common Stock would enjoy the preferential rights described above. However, no shares of Class B Common Stock have ever been issued or outstanding, nor are there presently any options outstanding to purchase shares of Class B Common Stock, nor does the Board of Directors have any intention to issue any shares of Class B Common Stock (or options, warrants or other rights to purchase shares of Class B Common Stock or securities convertible into or exchangeable for shares of Class B Common Stock). Thus, the outstanding Class A Common Stock, for all practical purposes, has maintained and, after it is reclassified as "Common Stock", will continue to maintain, the rights, privileges and restrictions of a typical and customary form of common stock.

         Description of Blank Check Preferred Stock

         The term "blank check" refers to Preferred Stock, the creation and issuance of which is authorized in advance by the stockholders and the terms, rights and features of the series of which are determined by the Board of Directors of the Company from time to time. The authorization of such blank check Preferred Stock would permit the Board of Directors to authorize and issue Preferred Stock from time to time in one or more series. Subject to the Company's Certificate of Incorporation, as amended, and the limitations prescribed by law or any stock exchange or national securities association trading system on which the Company's securities may then be listed, the Board of Directors would be expressly authorized, at its discretion, to adopt resolutions to issue shares, to fix the number of shares and to change the number of shares constituting any series and to provide for or change the voting powers, designations, preferences, and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights, dividend rates, terms of redemption, redemption prices, conversion rights and liquidation preferences of the shares constituting any series of the Preferred Stock, in each case without any further action or vote by the stockholders. The Board of Directors would be required to make any determination to issues shares of Preferred Stock based on its judgment as to the best interests of the Company and its stockholders.





         Rationale for Creating Blank Check Preferred Stock

         The proposed amendment to the Certificate of Incorporation will provide the Company with increased financial flexibility in meeting future capital requirements by providing another type of security in addition to its Common Stock, as it will allow Preferred Stock to be available for issuance from time to time and with such features as determined by the Board of Directors for any proper corporate purpose. It is anticipated that such purposes may include, without limitation, the issuance for cash as a means of obtaining capital for use by the Company, or issuance as part or all of the consideration required to be paid by the Company for acquisitions of other businesses or assets. The Board of Directors could, among other things, create a series of Preferred Stock, which is convertible into Common Stock either on a fixed basis or on a floating conversions price basis. The Board of Directors has no immediate plans, understandings, agreements or commitments to issue Preferred Stock.

         Anti-Takeover Effects of Preferred Stock

         Any issuance of Preferred Stock with voting rights could, under certain circumstances, have the effect of delaying or preventing a change in control of the Company by increasing the number of outstanding shares entitled to vote and by increasing the number of votes required to approve a change in control of the Company. Shares of voting or convertible Preferred Stock could be issued, or rights to purchase such shares could be issued, to render more difficult or discourage an attempt to obtain control of the Company by means of tender offer, proxy contest, merger or otherwise. The ability of the Board of Directors to issues such additional shares of Preferred Stock, with the rights and preferences it deems advisable, could discourage an attempt by a party to acquire control of the Company by tender offer or other means. Such issuances could therefore deprive stockholders of benefits that could result from such an attempt, such as the realization of a premium over the market price that such an attempt could cause. Moreover, the issuance of such additional shares of Preferred Stock to persons friendly to the Board of Directors could make it more difficult to remove incumbent managers and directors from office even if such change were to be deemed by the stockholders to be generally favorable.

         While the proposed amendment to the Certificate of Incorporation may have anti-takeover ramifications, the Board of Directors believes that the financial flexibility offered by the proposed amendment outweighs any disadvantages. To the extent that the proposed amendment may have anti-takeover effects, it may encourage persons seeking to acquire the Company to negotiate directly with the Company's Board of Directors enabling the Board of Directors to consider the proposed transaction in a manner that best serves the stockholders' interest.

         The Board of Directors approved the proposed amendment to the Company's Certificate of Incorporation on October 3, 2001, subject to stockholder approval.

Appraisal Rights

         Delaware law does not provide for appraisal rights with respect to the proposal being acted upon.

Approvals Required

         The affirmative written consent of the holders of not less than a majority of the outstanding shares of Class A Common Stock is required to approve the proposal.

         The Board of Directors recommends that stockholders sign and return Consents FOR the approval of the amendment of the Company's Certificate of Incorporation increasing the authorized number of shares of Class A Common Stock to 40,000,000, reclassifying each share of Class A Common Stock as a share of Common Stock, eliminating the Class B Common Stock and creating a class of 10,000,000 shares of "blank check" Preferred Stock.

                                       16
SDILIB1\J8H\412192.09
                                       17
SDILIB1\J8H\412192.09
                                  PROPOSAL TWO

   APPROVAL OF AMENDMENT TO THE 2000 STOCK OPTION/STOCK ISSUANCE PLAN AND
      APPROVAL OF OPTIONS AMOUNTING TO UP TO 65% OF OUTSTANDING SHARES

         The Company's stockholders are being asked to approve an amendment to the Company's 2000 Stock Option/Stock Issuance Plan (the "2000 Plan") that will increase the maximum number of shares of Class A Common Stock (to be reclassified as "Common Stock" upon approval of the proposed amendment to the Company's Certificate of Incorporation) authorized for issuance over the term of the 2000 Plan from 110,000 shares to 4,260,000 shares. Also, to enable issuance of further stock options and stock grants under the 2000 Plan in accordance with California law, the stockholders are being asked to approve total option and share grants to amount to up to 65% of the outstanding stock.

         General

         The 2000 Plan governs issuance of options to purchase shares of Class A Common Stock, a typical and customary form of common stock (except for its seniority to the Class B Common Stock), while the 1999 Stock Option/Stock Issuance Plan (the "1999 Plan") governs issuance of options to purchase shares of Class B Common Stock, a "junior common stock". The Company's Board of Directors approved an increase in the maximum number of shares of Class A Common Stock reserved for issuance over the term of the 2000 Plan (the "Option Pool") from 10,000 to 110,000 on December 22, 2000 (which increase was approved by the stockholders of the Company under Delaware General Corporation Law Section 228 on December 22, 2000), authorized an additional increase in the Option Pool from 110,000 shares to 760,000 shares on September 28, 2001, and authorized a third increase in the Option Pool to 4,260,000 shares on October 3, 2001.

         Option Revision Program

         On October 3, 2001, the Company's Board of Directors adopted an "option revision program" pursuant to which all of the holders of outstanding options to purchase Class B Common Stock elected on October 5, 2001 to surrender their options (overlying 2,798,330 shares of Class B Common Stock in the aggregate) in exchange for new options to purchase Class A Common Stock under the 2000 Plan. The practical effect of the surrenders and new grants was the same as amendments of the options to change the underlying security, but with all other material substantive provisions of the options unchanged, including the exercise prices, vesting commencement dates, vesting provisions, termination dates, exercisability and maximum term, and status as an incentive stock option or non-statutory option.

         Rationale for Increasing the Size of the Option Pool

         Although increases in the size of the Option Pool to 4,260,000 shares have been approved by the Company's Board of Directors, the stockholders have approved the reservation of only 110,000 shares of Class A Common Stock for issuance upon exercise of stock options granted under the 2000 Plan. As of December 4, 2001, there were outstanding options under the 2000 Plan to purchase 3,558,330 shares of Class A Common Stock, which number includes (i) the 2,798,330 shares of Class A Common Stock issuable upon exercise of the options involved in the "option revision program", and (ii) 760,000 shares of Class A Common Stock issuable upon exercise of options originally granted by the Board of Directors under the 2000 Plan to officers and employees. The 2000 Plan's terms require stockholder approval of the proposed amendment to the 2000 Plan to authorize enough Common Stock to accommodate the option grants already authorized by the Board of Directors under the 2000 Plan as well as to ensure that a sufficient share reserve under the Option Pool is available to attract and retain the services of key individuals essential to the Company's long-term growth and success. If the Company is unable to obtain stockholder approval of the increase to the Option Pool to 4,260,000 shares of Common Stock within 12 months of the Board of Directors' adoption of the "option revision program", this program shall be rescinded and the Class B options involved in it shall be as they were before such program. In addition, each of the option grants for the 760,000 shares described in (ii) above (including the 650,000 options granted to Frederick A. Cary, our new President and Chief Executive Officer) shall expire within 12 months of their respective grant dates (except for those first few options exercisable for an aggregate of no more than the 110,000 shares of Class A Common Stock already authorized by the stockholders) unless enough shares are authorized under the Option Pool to accommodate them as well.

         Variable accounting treatment for stock options overlying Class B Common Stock results in large compensation expenses (or recovery of previously reported compensation expenses) in each quarter's reported income statement as the Company's stock price rises or falls. This effect distorts the Company's reported results of operations and makes the Company less attractive to the financial market. This, in turn, reduces stockholder value and also makes it more difficult for the Company to obtain the additional public or private financing which it needs; it might also adversely affect the price at which any public or private financing could be obtained.

         In addition, the lack of liquidity of Class B Common Stock and the lack of immediate prospects for conversion of (illiquid) Class B Common Stock into (liquid) Class A Common Stock had resulted in the Class B options not having the incentivization and retention effects, which were intended. The Company believed that the "option revision program" will partially restore those desirable effects.

         Two-Thirds Approval; Expanded Option Percentage Limit in Support of California Blue Sky Qualification

         Issuance of further stock options and shares under the 2000 Plan requires qualification, or exemption from qualification, of the securities under the "blue sky" securities provisions of the California Corporations Code. Previous grants have been exempted under a limited-offering exemption. The Company intends to register the increased Option Pool shares with the SEC on Form S-8 and, in conjunction with that registration, to apply to the California Department of Corporations for qualification by coordination under the California Corporations Code.

         The California Department of Corporations has issued regulations for companies seeking qualification of stock option plans. These regulations include a requirement that the total number of shares issuable upon exercise of all options shall not exceed 30% of the Company's outstanding shares, unless a percentage higher than 30% is approved by at least two-thirds of the outstanding shares entitled to vote.

         Full use of the Option Pool, plus other options previously granted, would amount to options to purchase 5,135,111 shares, which is 61.9% of the 8,291,626 shares outstanding on December 4, 2001. Accordingly, because without California blue sky qualification the Company would not be able to use an increased Option Pool by granting additional options, the Company is coupling into a single Proposal the approve of the Option Pool increase and the approval of issuance of options and stock grants equal to up to 65% of the Company's outstanding stock. The percentage would be calculated at the time of each option or stock grant.

         Because approval of the entire Proposal requires approval by at least two-thirds of the outstanding shares entitled to vote, approval of the Option Pool increase under the Proposal will similarly require approval by at least two-thirds of the outstanding shares.

2000 Plan

         The following is a summary of the principal features of the 2000 Plan. However, the summary does not purport to be a complete description of all the provisions of the 2000 Plan. Any stockholder of the Company who wishes to obtain a copy of the actual plan document may do so upon written request to the Corporate Secretary at the Company's principal executive offices in San Diego.

         Structure of the 2000 Plan

         The 2000 Plan is divided into two separate equity programs: (i) the Option Grant Program under which options may be granted to eligible persons which will provide them with the right to purchase shares of Class A Common Stock at a price per share to be fixed by the Plan Administrator at the time of grant; and (ii) the Stock Issuance Program under which eligible persons may be issued shares of Class A Common Stock directly, either through the purchase of those shares at a price to be fixed by the Plan Administrator (such price not to be less than the Class A Common Stock's par value) or as consideration for past services rendered to the Company. The Compensation Committee of the Board of Directors serves as Plan Administrator, and has complete discretion (within the scope of its administrative jurisdiction under the 2000 Plan) with respect to the option grants or share issuances made under the Option Grant and Stock Issuance Programs.

         Eligibility

         Employees, non-employee members of the Board of Directors, consultants and other independent advisors in the Company's service will be eligible to participate in the Option Grant and Stock Issuance Programs. However, the actual persons to whom option grants or stock issuances are to be made under the foregoing programs will be determined by the Plan Administrator in its sole discretion.

         Share Reserve

         The Board of Directors has approved increases in the size of the Option Pool from 110,000 shares (subject to adjustment for certain changes in the Company's capital structure) to 4,260,000 shares, which increases are subject to stockholder approval.

         Should one or more outstanding options under the 2000 Plan expire or terminate for any reason prior to exercise in full, the shares subject to the portion of each such option not so exercised will be available for subsequent issuance under the 2000 Plan. Unvested shares issued under the 2000 Plan and subsequently repurchased by the Company, at the option exercise or direct issue price paid per share, pursuant to the Company's repurchase rights under the 2000 Plan will be added back to the number of shares reserved for issuance under the 2000 Plan and may accordingly be reissued through one or more subsequent option grants or direct stock issuances under the 2000 Plan.

         The shares issuable under the 2000 Plan will be made available either from authorized but unissued shares or from shares reacquired by the Company, including shares repurchased on the open market.

         Changes in Capital Structure

         In the event of any stock dividend, stock split, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Class A Common Stock as a class without the Company's receipt of consideration, appropriate adjustments will automatically be made to (i) the maximum number and/or class of securities issuable under the Plan, (ii) the maximum number and/or class of securities and the exercise price per share in effect under each outstanding option. The adjustments to such outstanding options will preclude the dilution or enlargement of the rights and benefits available under those options.

         Amendment and Termination of the 2000 Plan

         The Board of Directors has exclusive authority to amend or modify the 2000 Plan in any and all respects. However, no amendment or modification may, without the holder's consent, adversely affect such individual's rights and obligations under his or her outstanding stock options or direct stock issuances under the 2000 Plan. In addition, certain amendments to the Plan may require the approval of the Corporation's stockholders.

         The 2000 Plan will terminate upon the earliest to occur of (i) September 20, 2010, (ii) the date on which all shares available for issuance under the 2000 Plan are issued as fully vested shares or (iii) the termination of all outstanding options in connection with a Corporate Transaction (see below). Should the 2000 Plan terminate on September 20, 2010, then any option grants and unvested stock issuances outstanding at that time under the 2000 Plan will continue to have force and effect in accordance with the provisions of the agreements evidencing those grants or issuances.

                              Option Grant Program

         Grants

         The Plan Administrator will have complete discretion (subject to the limitations of the 2000 Plan) to determine when and to whom options will be granted under the Option Grant Program and the terms of each such grant, including the number of shares subject to each such grant, the status of any granted option as either an incentive stock option or a non-statutory option under the federal tax laws and the vesting schedule (if any) and term of each such grant. All expenses incurred in the administering of the 2000 Plan will be paid by the Company.

         Price and Exercisability

         The exercise price of an option will be determined by the Plan Administrator. However, the exercise price of an incentive stock option cannot be less than one hundred percent (100%) of the fair market value of the Class A Common Stock on the grant date and the exercise price of a non-statutory option cannot be less than eighty-five (85%) of the fair market value of the Class A Common Stock on the grant date.

         The fair market value per share on any relevant date under the 2000 Plan will be the closing selling price per share on that date, as reported on the Nasdaq National Market, or, if the stock is listed on any stock exchange, then the closing selling price per share on the date in question on the stock exchange determined by the Plan Administrator to be the primary market for the stock. If the stock is not traded on that day, the fair market value will be the closing selling price per share on the last preceding date for which such quotation exists. If the stock is at the time neither listed on any stock exchange nor traded on the Nasdaq National Market, then the fair market value shall be determined by the Plan Administrator in its reasonable discretion.

         Options may be immediately exercisable for all of the option shares or may become exercisable for those shares in a series of installments over the period that a stockholder remains in the Company's service. The exercise schedule applicable to each option will be determined by the Plan Administrator at the time of grant and will be set forth in the documents evidencing the option grant. The option holder may exercise such option at any time for the shares for which the option is exercisable, provided the option holder does so before the option terminates. However, any purchased shares in which the option holder is not vested at the time of his/her termination of service with the Company, if any, will be subject to repurchase by the Company as discussed below.

         No option granted under the Option Grant Program may have a term in excess of ten (10) years. The option may, however, terminate prior to its designated expiration date in the event of the option holder's termination of service or upon the occurrence of certain other events as more fully set forth below.

         The option exercise price may be paid (i) in cash or check payable to the Company, (ii) by promissory note payable to the Company (but only to the extent authorized by the Plan Administrator in its discretion), or (iii) in shares of Class A Common Stock. Any shares delivered in payment of the exercise price will be valued at fair market value on the exercise date and must have been held for the requisite period necessary to avoid a charge to the Company's earnings for financial reporting purposes (generally a 6-month period). Cashless exercise is also permitted to the extent the option is exercised for vested shares.

         Cancellation and Regrant

         The Plan Administrator has the authority to cancel outstanding 2000 Plan options and to issue new options in replacement, but the option holders' consent will be required in connection with their participation in any such cancellation/regrant program. The new options can cover the same or a different number of shares and will have an exercise price per share based on the fair market value of the Class A Common Stock on the new grant date.

         Assignment/Transfer
         Incentive stock options cannot be assigned or transferred, except by will or the laws of inheritance following the option holder's death or pursuant to any beneficiary designation in effect for the options at the time of the option holder's death. However, one or more non-statutory options may be (but will not necessarily be) structured so that those options will be assignable in whole or in part during the option holder's lifetime to one or more members of such holder's immediate family or to a trust established exclusively for one or more such family members. The terms applicable to the assigned portion shall be the same as those in effect for the option immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Plan Administrator may deem appropriate.

         Repurchase

         The shares acquired pursuant to the options granted under the 2000 Plan will be subject to repurchase by the Company, at the exercise price paid per share, upon the optionee's cessation of service with the Company prior to vesting in those shares. Options may be granted that are immediately vested for all the option shares and are not subject to any repurchase right. The Plan Administrator may at any time cancel the Company's repurchase rights with respect to any such unvested shares and thereby accelerate the vesting of those shares.

         The Company's repurchase rights will also cover any new, substituted or additional securities or other property subsequently distributed with respect to unvested shares by reason of any stock dividend, stock split, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Class A Common Stock as a class without the Company's receipt of consideration (including, for example, the proposed reclassification of Class A Common Stock as Common Stock). Appropriate adjustments to reflect the distribution will be made to the number and/or class of securities subject to the Company's repurchase rights and the price per share payable upon the exercise of those rights.

         Optionees may not transfer, assign or encumber any unvested shares which are subject to the Company's repurchase rights, except for certain gifts approved by the Plan Administrator or transfers by will or inheritance following the optionee's death.

         The Company's repurchase right will lapse in accordance with the optionee's vesting schedule established by the Plan Administrator, and may under certain circumstances, vest in connection with a Corporate Transaction.

         Termination of Service

         Upon the optionee's cessation of service with the Company, the optionee will have a limited period of time in which to exercise his or her outstanding options for any shares in which the optionee is vested at that time. However, at any time while the options remain outstanding, the Plan Administrator will have complete discretion to extend the period following the optionee's cessation of service during which his or her outstanding options may be exercised. The Plan Administrator will also have complete discretion to accelerate the exercisability or vesting of those options in whole or in part at any time.

         Corporate Transaction

         The 2000 Plan does not provide for automatic acceleration of unvested shares in the event of (i) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction or (ii) a sale, transfer or other disposition of all or substantially all the assets of the Company in liquidation or dissolution of the Company (a "Corporate Transaction"), although the Plan Administrator has discretion to grant individual options which so provide. In the event of a Corporate Transaction, all options outstanding under the Option Grant Program shall be assumed or equivalent options shall be substituted by the successor corporation. If such successor does not agree to assume the options or to substitute equivalent options therefor, unless the Plan Administrator shall determine otherwise, such options will expire upon completion of the Corporate Transaction.

                             Stock Issuance Program

         Shares of Class A Common Stock may be issued under the Stock Issuance Program through direct and immediate issuances without any intervening option grants. The Plan Administrator will have complete discretion to determine when and to whom share issuances are to be made under the Stock Issuance Program and the terms of each such issuance. The purchase price per share will be determined by the Plan Administrator but will not be less than the par value per share of the Class A Common Stock.

         The purchase price may be paid in cash or check payable to the Company or, if the Plan Administrator allows, by delivering a promissory note. Shares of Class A Common Stock may also be issued as a bonus for past services rendered to the Company without any cash payment required of the participant.

         Vesting

         Shares issued under the Stock Issuance Program may, in the discretion of the Plan Administrator, be fully-vested upon issuance or may vest in installments over the optionee's term of service with the Company. However, the Plan Administrator may not impose a vesting schedule upon any stock issuance effected under the Stock Issuance Program which is more restrictive than twenty percent (20%) per year vesting, with initial vesting to occur not later than one year after the issuance date (provided that this limitation shall not apply to any issuances made to the officers of the Company, non-employee Board members or independent consultants).

         Repurchase

         Issued shares which are not fully vested at the time of issuance, are subject to repurchase by the Company should the issuee fail to complete the applicable service requirement or should the Company not attain the specified performance objectives. The Company's repurchase rights will also cover any new, substituted or additional securities or other property subsequently distributed with respect to unvested shares by reason of any stock dividend, stock split, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Class A Common Stock as a class without the Company's receipt of consideration (including, for example, the proposed reclassification of Class A Common Stock as Common Stock). Appropriate adjustments to reflect the distribution will be made to the number and/or class of securities subject to the Company's repurchase rights and the price per share (if any) payable upon the exercise of those rights. The Plan Administrator, in its discretion, may waive one or more of the Company's outstanding repurchase rights with respect to any unvested shares, which waiver would result in the immediate vesting of the issuee's interest in the shares to which the waiver applies.

         Transfer and Assignment

         Issuees may not transfer, assign or encumber any unvested shares which are subject to the Company's repurchase rights, except for permissible gifts approved by the Plan Administrator, transfers by will or inheritance following the issuee's death or transfers to the Company in pledge as security for any promissory note delivered in payment for the shares.

         Corporate Transaction

         The 2000 Plan does not provide for automatic acceleration of unvested shares in the event of a Corporate Transaction, although the Plan Administrator has discretion to award individual stock issuances, which so provide.

         Stockholder Rights

         Issuees will have full stockholder rights with respect to the shares of Common Stock issued under the Stock Issuance Program, including the right to vote such shares and receive all regular cash dividends paid on such shares, whether or not such shares are vested. However, unvested shares will be subject to the transfer restrictions specified above. In addition, if an issuee should cease to remain in the Company's service while holding one or more unvested shares issued under the Stock Issuance Program or should the performance objectives not be obtained with respect to one or more such unvested shares, then those shares shall be immediately surrendered to the Company for cancellation, and such optionee shall have no further stockholder rights with respect to those shares.

                       General Provisions of the 2000 Plan

         Financing

         The Plan Administrator may assist the optionees and issuees in the acquisition of shares under the Option Grant Program or Stock Issuance Program by permitting them to pay the purchase price for the shares through a promissory note payable in one or more installments. The terms of any such promissory note, including the interest rate and terms of repayment, will be established in the sole discretion of the Plan Administrator.

         Compliance

         The grant of options and the issuance of stock under such options or pursuant to the Stock Issuance Program are subject to the Company's procurement of all approvals and permits required by regulatory authorities having jurisdiction over the 2000 Plan and the securities issuable thereunder. It is possible that the Company could be prevented from granting options or from issuing shares under the 2000 Plan in the event one or more required approvals or permits were not obtained, complied with or renewed.

         Grants Outside the 2000 Plan

         The 2000 Plan does not limit the authority of the Company to grant options outside of the 2000 Plan or to grant options to, or assume the options of, any person in connection with the acquisition of the business and assets of any firm, corporation or other business entity.

         Eligibility

         Option grants and stock issuances made under the 2000 Plan do not in any way affect, limit or restrict the eligibility of the optionees or issuees to participate in any other stock plan or other compensation or benefit plan or program that the Company may adopt in the future.

         Federal Income Tax Consequences

         Options granted under the 2000 Plan may be either incentive stock options that satisfy the requirements of Section 422 of the Internal Revenue Code or non-statutory options that are not intended to meet such requirements. The Federal income tax treatment for the two types of options differs as follows:

         Incentive Stock Options: No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised. The optionee will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of a taxable disposition. For Federal tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made after the optionee has held the shares for more than two years after the option grant date and more than one year after the exercise date. If either of these two holding periods is not satisfied, then a disqualifying disposition will result.

         If the optionee makes a disqualifying disposition of the purchased shares, then the Company will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the excess of (i) the fair market value of such shares on the option exercise date over (ii) the exercise price paid for the shares. In no other instance will the Company be allowed a deduction with respect to the optionee's disposition of the purchased shares.

         Non-Statutory Options: No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

         If the shares acquired upon exercise of the non-statutory option are unvested and subject to repurchase by the Company in the event of the optionee's termination of service prior to vesting in those shares, then the optionee will not recognize any taxable income at the time of exercise but will have to report as ordinary income, as and when the Company's repurchase right lapses, an amount equal to the excess of (i) the fair market value of the shares on the date the repurchase right lapses over (ii) the exercise price paid for the shares. The optionee may, however, elect under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year of exercise of the option an amount equal to the excess of (i) the fair market value of the purchased shares on the exercise date over (ii) the exercise price paid for such shares. If the Section 83(b) election is made, the optionee will not recognize any additional income as and when the repurchase right lapses.

         The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for the taxable year of the Company in which such ordinary income is recognized by the optionee.

         Direct Stock Issuances: The tax principles applicable to direct stock issuances under the 2000 Plan will be substantially the same as those summarized above for the exercise of non-statutory option grants.

         Deductibility of Executive Compensation

         The Company anticipates that any compensation deemed paid by it in connection with the disqualifying disposition of incentive stock option shares or the exercise of non-statutory options will qualify as performance-based compensation for purposes of Internal Revenue Code Section 162(m) and will not have to be taken into account for purposes of the US$1 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers of the Company. Accordingly, all compensation deemed paid under the 2000 Plan with respect to such dispositions or exercises will remain deductible by the Company without limitation under Code Section 162(m).

         Accounting Treatment

         Under APB Opinion No. 25, which the Company has elected to apply to its equity compensation, options granted to employees and non-employee directors under the 2000 Plan should not result in any direct charge to the Company's reported earnings because the exercise price must be at least 100% of fair market value of the underlying stock on the date of grant. However, the fair value of those options must be disclosed in the notes to the Company's financial statements, and the Company must also disclose, in footnotes to the Company's financial statements, the pro-forma impact those options would have upon the Company's reported earnings were the fair value of those options at the time of grant treated as a compensation expense. In addition, the number of outstanding options may be a factor in determining the Company's earnings per share on a fully-diluted basis.

         If shares are acquired under the Stock Issuance Program for less than 100% of fair market value of the underlying stock on the date of acquisition, the difference between such fair market value and such exercise price must be recorded as compensation expense over the vesting period of the option.

         In March 2000, the Financial Accounting Standards Board issued Interpretation No. 44 to APB Opinion No. 25. Under the Interpretation, options and other equity compensation granted to independent consultants (but not non-employee Board members) after December 15, 1998 will be subject to the fair value accounting rules of FAS 123 rather than APB Opinion No. 25. As a result, options granted to non-employee consultants and advisors after that date will generally result in a direct charge to the Company's reported earnings based upon the fair value of the option measured initially as of the grant date of that option and then subsequently on the vesting date of each installment of the underlying option shares. No charge will be required for periods before July 1, 2000 (the general effective date of the Interpretation); however, options granted to non-employee consultants and advisors after December 15, 1998 but before July 1, 2000 will result in a charge based on any increase in fair value of the options between July 1, 2000 and a subsequent vesting date. If an optionee changes status from an employee or non-employee director to a non-employee consultant or advisor or vice versa, then to the extent that any outstanding option held by such individual would continue to vest after such change in status, it will be deemed to have been newly granted to such individual in his new status for purposes of determining whether there is compensation expense with respect to such option.

         In addition, any employee or non-employee director options that are repriced after December 15, 1998 would trigger a direct charge to the Company's reported earnings for each fiscal quarter beginning on and after July 1, 2000 equal to the amount (if any) by which the fair market value of the shares of Common Stock subject to each such option has increased from the prior quarter-end, to the extent that such fair market value exceeds the option exercise price.

Appraisal Rights

         Delaware law does not provide for appraisal rights with respect to the proposal being acted upon.

Approvals Required

         The affirmative written consent of the holders of not less than a two-thirds supermajority of the outstanding shares of Class A Common Stock is required to approve this Proposal. In the absence of such stockholder approval, the amendment of the 2000 Plan will not be implemented, and the option activity above the 110,000 share level will be undone.

         The Board of Directors recommends that stockholders sign and return Consents FOR the approval of the amendment of the Company's 2000 Stock Option/Stock Issuance Plan and the approval of the expanded percentage limit for option and stock grants as a percent of then-outstanding stock.

                                   PROPOSAL 3

                APPROVAL OF THE 2001 EMPLOYEE STOCK PURCHASE PLAN

         On November 9, 2001, the Board of Directors adopted the 2001 Employee Stock Purchase Plan (the "Purchase Plan") and reserved 250,000 shares of Class A Common Stock (to be reclassified as "Common Stock" upon approval of the proposed amendment to the Company's Certificate of Incorporation) for issuance thereunder. As of December 28, 2001, no shares had been issued under the Plan.

         The stockholders are being asked to approve the Purchase Plan and the reservation of shares thereunder. Any stockholder of the Company who wishes to obtain a copy of the actual Purchase Plan document may do so upon written request to the Corporate Secretary at the Company's principal executive offices in San Diego

                          SUMMARY OF THE PURCHASE PLAN

         General

         The purpose of the Purchase Plan is to provide employees with an opportunity to purchase stock of the Company through payroll deductions. The Board of Directors believes that equity participation in the Purchase Plan will provide employees at all levels with a greater incentive to contribute to the success of the Company.

         Administration

         The Purchase Plan may be administered by the Board or a committee of the Board. All questions of interpretation or application of the Purchase Plan are determined by the Board or its appointed committee, and its decisions are final, conclusive and binding upon all participants.

         Offering Periods

         The Purchase Plan is implemented by consecutive, quarterly offering periods (each an "Offering Period"). Offering Periods commence on January 1, April 1, July 1 and October 1 of each year, or on such other date as the Board determines, and continue until termination of the Purchase Plan. The first Offering Period will commence on February 15, 2002, if approved, and expire on March 31, 2002. Common Stock may be purchased under the Purchase Plan at the end of each Offering Period, unless the participant withdraws or terminates employment earlier. The Board may change the duration and timing of Offering Periods provided notice of such change is announced at least five (5) days prior to the scheduled beginning of the first Offering Period to be affected by the change.

         Eligibility

         Employees eligible to participate in the Purchase Plan include full-time employees (20 hours per week or more) who have been employed with the Company for a period of at least five (5) months; provided, however, that no employee shall be granted an option under the Purchase Plan (i) to the extent that, immediately after the grant, such employee would own 5% of either the voting power or value of the stock of the Company, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans of the Company accrues at a rate which exceeds Twenty-Five Thousand Dollars (US$25,000) worth of stock (determined at the fair market value of the shares at the time such option is granted) per calendar year.

         Participation

         Eligible employees become participants in the Purchase Plan by filing with the Company a subscription agreement authorizing payroll deductions prior to the beginning of each Offering Period. Such payroll deductions may not be less than 5% nor more than 25% of a participant's compensation. Once an employee becomes a participant in the Purchase Plan, the employee will automatically participate in each successive Offering Period until such time as the employee withdraws from the Purchase Plan or the employees employment with the Company terminates. At the beginning of each Offering Period, each participant is automatically granted an option to purchase shares of the Company's stock, which is exercised at the end of each Offering Period to the extent of the payroll deductions accumulated during such Offering Period. No interest will accrue on the payroll deductions of a participant in the Purchase Plan. No participant will have any stockholder rights with respect to the shares covered by his or her outstanding purchase right until the shares are actually purchased on his or her behalf.

         Withdrawal

         Generally, a participant may withdraw from an Offering Period upon giving notice of withdrawal at least five (5) days prior to the exercise date of the Offering Period without affecting his or her eligibility to participate in future Offering Periods. However, once a participant withdraws from a particular offering, that participant may not participate again in the same offering. Upon withdrawal from any Offering Period, the participant must withdraw all, but not less than all, of the payroll deductions credited to his or her account for the Offering Period.

         Purchase Price; Shares Purchased

         Shares of Common Stock are automatically purchased on the last day of each Offering Period at a price equal to 85% of the fair market value of the Common Stock. The fair market value of the Common Stock shall mean the average closing price of the Common Stock for each trading day in the Offering Period on the NASD Over-The-Counter Bulletin Board ("OTCBB") or any established stock exchange or national market system upon which the stock is traded. Subject to the limitations set forth above, the number of shares a participant purchases in each Offering Period is determined by dividing the total amount of payroll deductions withheld from the participant's compensation during that Offering Period by the purchase price.

         Assignment; Transfer

         Neither payroll deductions credited to a participant's account nor rights to exercise an option or to receive shares under the Purchase Plan may be assigned or transferred by the participant except by will or the laws of inheritance following the participant's death or pursuant to a beneficiary designation in effect for the option at the time of the participant's death. Each participant in the Purchase Plan is required to give the Company notice of disposition of shares purchased under the Purchase Plan within the later of one
(1) year from the purchase date or two (2) years from the date the participant enrolled in the Option Period for the shares.

         Termination of Employment

         Termination of a participant's employment for any reason, including disability or death, cancels his or her option and participation in the Purchase Plan immediately. In such event, the payroll deductions credited to the participants account will be returned to him or her or, in the case of death, to the person or persons entitled thereto.

         Adjustment Upon Change in Capitalization; Change in Control

         In the event that the stock of the Company is changed by reason of any stock split, reverse stock split, stock dividend, combination, reclassification or other change in the capital structure of the Company effected without the receipt of consideration, appropriate proportional adjustments shall be made in the number and price of shares of stock subject to the Purchase Plan and to the maximum number of shares each participant may purchase in an Offering Period. Any such adjustment shall be made by the Board, whose determination shall be conclusive. Notwithstanding the above, in the event of a dissolution or liquidation of the Company, any Offering Period then in progress shall be shortened to a new exercise date and the Board shall notify each participant at least ten (10) days prior to the new exercise date that his or her option shall be exercised automatically on the new exercise date, unless prior to such date the participant has withdrawn from the Offering Period. In connection with any merger or sale of assets involving the Company, each outstanding option shall be assumed or an equivalent option substituted by the successor corporation. If the successor corporation refuses to assume the options or to substitute substantially equivalent options, any Offering Period then in progress shall be shortened and a new exercise date set by the Board. The Board shall notify each participant at least ten (10) days prior to the new exercise date that his or her option shall be exercised automatically on such new exercise date, unless prior to such date the participant has withdrawn from the Offering Period.

         Amendment and Termination of the Plan

         The Board of Directors may at any time terminate or amend the Purchase Plan. An Offering Period may be terminated by the Board of Directors at any time during the Offering Period if the Board determines that termination of the Offering Period is in the best interests of the Company and its shareholders. No amendment shall be effective unless it is approved by the holders of a majority of the votes cast at a duly held shareholders meeting, if such amendment would require shareholder approval in order to comply with Section 423 of the Code. In any event, the Purchase Plan will terminate in 2011.

         Federal Tax Information for Purchase Plan

         The Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the Purchase Plan are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax and the amount of the tax will depend upon the holding period. If the shares are sold or otherwise disposed of more than two
(2) years from the first day of the Offering Period or more than one (1) year from the date of transfer of the stock to the participant, then the participant will recognize ordinary income measured as the lesser of (i) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (ii) an amount equal to 15% of the fair market value of the shares as of the first day of the Offering Period. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of this holding period, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period. The Company is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent ordinary income is recognized by participants upon a sale or disposition of shares prior to the expiration of the holding period(s) described above.

         The issuance of common stock under the Purchase Plan will not result in a direct compensation expense chargeable against the Company's reported earnings. However, the Company must disclose, in pro-forma statements to the Company's financial statements, the impact the purchase rights granted under the purchase plan would have upon the Company's reported earnings were the value of those purchase rights treated as compensation expense.

         THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON THE PARTICIPANT AND THE COMPANY WITH RESPECT TO THE SHARES PURCHASED UNDER THE PURCHASE PLAN. REFERENCE SHOULD BE MADE TO THE APPLICABLE PROVISIONS OF THE CODE. IN ADDITION, THE SUMMARY DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANTS DEATH OR THE INCOME TAX LAWS OF ANY STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

Appraisal Rights

         Delaware law does not provide for appraisal rights with respect to the proposal being acted upon.

Approvals Required

         The affirmative written consent of the holders of not less than a majority of the outstanding shares of Class A Common Stock is required to approve the proposal

         The Board of Directors recommends that stockholders sign and return Consents FOR the approval of the 2001 Employee Stock Purchase Plan.

                             OWNERSHIP OF SECURITIES

         The following table sets forth certain information known to the Company with respect to the beneficial ownership of the Company's Class A Common Stock as of December 4, 2001, by (i) all persons who are beneficial owners of five percent (5%) or more of the Company's Class A Common Stock, (ii) each director of the Company, (iii) the three persons serving as executive officers of the Company on December 31, 2000 who were the most highly compensated by the Company in 2000, and (iv) all current directors and executive officers as a group.

         Except as indicated, and subject to community property laws where applicable, the persons named have sole voting and investment power with respect to all shares shown as beneficially owned by them. Percentage of beneficial ownership is based on 8,291,626 shares of Class A Common Stock outstanding as of December 4, 2001 and is calculated in accordance with the rules of the SEC.


                                                                                                       Percentage of
                                                                                                           Shares
                                                                                 Shares Beneficially    Beneficially
                               Beneficial Owner                                       Owned (#)           Owned(1)
Leitch Technology Corporation.............................................             2,941,250            35.5%
150 Serrand Drive
North York, Ontario
Canada M3C 3E5
John A.  MacDonald........................................................             2,941,250 (1)        35.5%
150 Serrand Drive
North York, Ontario
Canada M3C 3E5
Reginald J.  Tiessen......................................................             2,941,250 (1)        35.5%
150 Serrand Drive
North York, Ontario
Canada M3C 3E5
Michael T. Elliott........................................................               195,000 (2)         2.4%
17330 Via Del Bravo-P.O. Box 24
Rancho Santa Fe, California 92067
Frederick A. Cary.........................................................                30,312 (3)        0.4%
c/o Path 1 Network Technologies Inc.
3636 Nobel Drive, Suite 275
San Diego, California 92122
Ronald D. Fellman.........................................................             1,323,720 (4)       15.6%
c/o Path 1 Network Technologies Inc.
3636 Nobel Drive, Suite 275
San Diego, California 92122
Douglas A. Palmer.........................................................               733,000 (5)        5.8%
c/o Path 1 Network Technologies Inc.
3636 Nobel Drive, Suite 275
San Diego, California 92122
James A. Bixby............................................................                25,000 (6)         *
c/o Path 1 Network Technologies Inc.
3636 Nobel Drive, Suite 275
San Diego, California 92122
Peter P. Savage...........................................................                25,000 (6)         *
333 Coast Boulevard, Suite 8
La Jolla, California 92037
John J. Splavec...........................................................             35,000 (6) (7)        *
c/o Path 1 Network Technologies Inc.
3636 Nobel Drive, Suite 275
San Diego, California 92122
Robert L. Packer..........................................................                 3,125 (6)         *
c/o Path 1 Network Technologies Inc.
3636 Nobel Drive, Suite 275
San Diego, California 92122
All current directors and executive officers as a group (11 persons)                   5,319,740 (8)        57.2%

-----------------------------------------------------------------------------------------------------------------------------------
* Less than one percent of the outstanding Common Stock






(1)  Includes 2,941,250 shares of Class A Common Stock beneficially owned by
     Leitch Technology Corporation, of which the indicated person is an officer.
     The indicated person disclaims beneficial ownership in these shares except to the extent of his indirect pecuniary ownership in such shares.

(2)  Dr. Elliott was granted options under our 1999 Stock Option/Stock Issuance
     Plan to purchase 597,012 shares of Class B Common Stock, of which 277,012 shares of Class B Common Stock were performance-based options. 195,000 shares were fully vested as of April 4, 2001, the termination date of Dr.
     Elliott's employment with Path 1. Dr. Elliott shall not vest in any additional shares subject to these option grants; however, Dr. Elliott may receive grants for new shares pursuant to his Employment
     Separation/Consulting Agreement and General Release with the Company if he performs certain approved consulting activities. These options to purchase
     195,000 shares of Class B Common Stock were exchanged pursuant to the Company's "option revision program" and are now exercisable for 195,000 shares of fully vested Class A Common Stock under the 2000 Plan; provided, that none of these shares shall become exercisable prior to stockholder approval of the proposed amendment of the 2000 Stock Option/Stock Issuance
     Plan increasing the maximum number of shares reserved for issuance thereunder. In addition, each share of Class A Common Stock subject to these options shall be reclassified as a share of Common Stock upon stockholder approval of the proposed amendment to our Certificate of Incorporation.

(3) In connection with Mr. Cary's appointment to our Board of Directors and his commencement of service with us as our President and Chief Executive
     Officer, Mr. Cary was granted six separate options to purchase a total of 650,000 shares of Class A Common Stock. Two of these options grants, representing 325,000 shares of Class A Common Stock, are temporally-based options that shall vest in 16 equal quarterly installments; 20,312 of the shares of Class A Common Stock subject to these two grants are exercisable within 60 days of December 4, 2001. Each of the remaining four option grants (which grants are also exercisable for a total of 325,000 shares of Class A Common Stock) is a performance-based option that shall also vest in 16 equal quarterly installments but which shall be exercisable for the vested shares subject to such option only upon attainment of the milestone set forth therein. As it is possible that two of these four performance-based options may be satisfied within 60 days, 10,000 of the 240,000 shares of Class A Common Stock subject to these three performance-based grants are deemed exercisable within 60 days of December
     4, 2001. Notwithstanding the above, none of the shares subject to these six options may be exercised prior to stockholder approval of the proposed amendment to the 2000 Stock Option/Stock Issuance Plan increasing the maximum number of shares reserved for issuance thereunder. In addition, each share of Class A Common Stock subject to Mr. Cary's options shall be reclassified as a share of Common Stock upon stockholder approval of the proposed amendment to our Certificate of Incorporation.

(4)  Dr. Fellman was granted options under our 1999 Stock Option/Stock Issuance
     Plan to purchase 175,000 shares of Class B Common Stock. These options were exchanged pursuant to the Company's "option revision program" to become options to purchase 175,000 shares of Class A Common Stock under the 2000
     Stock Option/Stock Issuance Plan. All 175,000 are now exercisable or exercisable within 60 days of December 4, 2001; provided, that none of these shares may be exercised prior to stockholder approval of the proposed amendment to the 2000 Stock Option/Stock Issuance Plan increasing the maximum number of shares reserved for issuance thereunder. In addition, each share of Class A Common Stock subject to these exchanged options shall be reclassified as a share of Common Stock upon stockholder approval of the proposed amendment to our Certificate of Incorporation.

(5) Includes options to purchase 362,000 shares of Class A Common Stock of which 334,000 are now exercisable or exercisable within 60 days of December
     4, 2001. Dr. Palmer was also granted options under our 1999 Stock
     Option/Stock Issuance Plan to purchase 175,000 shares of Class B Common
     Stock. These options were exchanged pursuant to the Company's "option revision program" to become options to purchase 175,000 shares of Class A
     Common Stock under the 2000 Stock Option/Stock Issuance Plan. All 175,000 of these shares are now exercisable or exercisable within 60 days of December 4, 2001; provided, that none of these shares may be exercised prior to stockholder approval of the proposed amendment to the 2000 Stock
     Option/Stock Issuance Plan increasing the maximum number of shares reserved for issuance thereunder. In addition, each share of Class A Common Stock subject to these options shall be reclassified as a share of Common Stock upon stockholder approval of the proposed amendment to our Certificate of Incorporation.

(6) In conjunction with their appointment to our Board of Directors, Mr. Bixby, Mr. Splavec, Mr. Savage and Mr. Packer each received an option to purchase
     25,000 shares of Class B Common Stock under our 1999 Stock Option/Stock
     Issuance Plan. These individuals' options were exchanged pursuant to the Company's "option revision program" to become options to purchase the same number of shares of Class A Common Stock under the 2000 Stock Option/Stock
     Issuance Plan. All 25,000 shares of Class A Common Stock subject to each of
     Mr. Savage's, Mr., Bixby's and Mr. Splavec's exchanged options are now exercisable, and 3,125 of the shares of Class A Common Stock subject to Mr.
     Packer's exchanged option are now exercisable or exercisable within 60 days of December 4, 2001; provided, that none of the shares subject to Mr.
     Bixby's, Mr. Splavec's, Mr. Savage's or Mr. Packer's options may be exercised prior to stockholder approval of the proposed amendment to the 2000 Stock Option/Stock Issuance Plan increasing the maximum number of shares reserved for issuance thereunder. In addition, each share of Class A
     Common Stock subject to these directors' options shall be reclassified as a share of Common Stock upon stockholder approval of the proposed amendment to our Certificate of Incorporation..

(7)  In connection with his former consulting relationship with the Company, Mr.
     Splavec received options under our 1999 Stock Option/Stock Issuance Plan to purchase 10,000 shares of Class B Common Stock. These options were exchanged pursuant to the Company's "option revision program" to become options to purchase the same number of shares of Class A Common Stock under the 2000 Stock Option/Stock Issuance Plan. These options are now exercisable; provided, that none of the shares subject to these options may be exercised prior to stockholder approval of the proposed amendment to the 2000 Stock Option/Stock Issuance Plan increasing the maximum number of shares reserved for issuance thereunder. In addition, each share of Class A
     Common Stock subject to Mr. Splavec's options shall be reclassified as a share of Common Stock upon stockholder approval of the proposed amendment to our Certificate of Incorporation.

(8) Shares beneficially owned by all directors and executive officers as a group, of which 1,005,770 shares are subject to options that are exercisable within 60 days of December 4, 2001.


In connection with commencement his employment with the Company in October 2000, Mr. Michael Florea, a vice president of the Company and general manager of the Company's silicon systems business unit, was granted options under our 1999 Stock Option/Stock Issuance Plan to purchase 200,000 shares of Class B Common Stock. These options were exchanged pursuant to the Company's "option revision program" to become options to purchase 200,000 shares of Class A Common Stock under the 2000 Stock Option/Stock Issuance Plan, and 83,333 of these shares are now exercisable or exercisable within 60 days of December 4, 2001; provided, that none of these shares may be exercised prior to stockholder approval of the proposed amendment to the 2000 Stock Option/Stock Issuance Plan increasing the maximum number of shares reserved for issuance thereunder. In addition, the Company has not yet determined if Mr. Florea has met certain performance milestones set forth in his employment agreement, as amended, with the Company. If he is deemed to have satisfied these performance milestones, the Company could issue him, as a bonus, up to 586,109 shares of Class A Common Stock. As none of these bonus shares have been issued, none of them are taken into account in the table above; however, the 83,333 option shares that are now exercisable or exercisable within 60 days of December 4, 2001 have been taken into account for purposes of calculating beneficial ownership of the Company's securities by its current directors and officers. Finally, each share of Class A Common Stock issuable in connection with the bonus and subject to his exchanged options shall be reclassified as a share of Common Stock upon stockholder approval of the proposed amendment to our Certificate of Incorporation.

SDILIB1\J8H\412192.09
                           SUMMARY COMPENSATION TABLE

         The below table sets forth certain information summarizing the compensation earned by (i) each person who served as the Company's chief executive officer at any time during 2000, and (ii) each of our other executive officers as of December 31, 2000 whose salary and bonus for 2000 was over US$100,000 (collectively, the "Named Executive Officers") for services rendered in all capacities to the Company for 1998, 1999 and 2000.



                                                                                              Long-Term Compensation
                                                                                                Awards Securities
                                                                                             Underlying Options/SARs
                                                                 Annual Compensation                   (#)
Name and Principal Position                    Year        Salary (US$)      Bonus (US$)
------------------------------------------ -------------- ---------------- ----------------- -------------------------

Ronald D. Fellman, Chairman of the Board       2000            184,026            --             175,000 Class B
and Chief Technology Officer               -------------       175,833            --                    --
                                               1999            105,416            --                    --
                                               1998

Douglas A. Palmer, Executive Vice              2000            149,539                           175,000 Class B
President and Chief Operating Officer          1999            137,083                                  --
                                               1998             72,019                           362,000 Class A

Michael T. Elliott, President and Chief        2000            157,874            --           195,000 Class B (1)
Executive Officer


(1)   Dr. Elliott was granted options to purchase 597,012 shares of Class B
      Common Stock during fiscal year 2000. He obtained a vested interest in 195,000 of these shares prior to his departure from the Company on April
      4, 2001. Dr. Elliott shall not acquire a vested interest in any additional shares subject to the options. These options were exchanged on October 5, 2001 pursuant to the Company's "option revision program", and are now exercisable for 195,000 shares of fully vested Class A Common Stock under the 2000 Stock Option/Stock Issuance Plan; provided, that none of these vested shares shall become exercisable prior to stockholder approval of the proposed amendment of the 2000 Stock Option/Stock Issuance Plan increasing the maximum number of shares reserved for issuance thereunder.
      In addition, each share of Class A Common Stock subject to these options shall be reclassified as a share of Common Stock upon stockholder approval of the proposed amendment to our Certificate of Incorporation.

                      OPTION GRANTS IN THE LAST FISCAL YEAR

         The Company grants stock options to its employees, officers and directors as part of their compensation package. Stock based compensation has generally been in the form of Class B Common Stock options, although in the past we issued Class A Common Stock options to certain employees and consultants. Generally, the options were issued at the fair market value on the date of the grant. No Class B Common Stock shares are, or have been, outstanding or traded, and all outstanding options to purchase shares of Class B Common Stock were surrendered in October 2001 in exchange for new options to purchase shares of Class A Common Stock.

         During the year ended December 31, 2000, no options to acquire shares of our Class A Common Stock were granted to or exercised by any of the Named Executive Officers. The Named Executive Officers exercised no shares of Class B Common Stock during the year ended December 31, 2000. The Company has never granted any stock appreciation rights.

         The following table provides information, with respect to the Named Executive Officers, concerning the grant of Class B Common Stock options during 2000 and the value of each option under an assumed 5% and 10% appreciation in the price of the Class B Common Stock over the period that the options are exercisable. None of the Named Executive Officers exercised Class B Common Stock options during 2000.

                                                                                               Potential Realizable
                                                                                                 Value at Assumed
                                     Individual Grants                                         Annual Rate of Stock
                                                                                              Price Appreciation for
                                                                                                    Option Term
Name                       Number of Shares of    % of Total   Exercise     Expiration Date    5% (US$)    10% (US$)
                              Class B common       Options     Price
                             stock Underlying     Granted to    (US$/sh)
                           Options Granted (#)    Employees
                                                  in Fiscal
                                                     Year
-------------------------- --------------------- ------------- ----------- ------------------ ----------- ------------

Ronald D. Fellman                175,000              6%        US$4.35    June 1, 2007        309,905      528,946
Douglas A.  Palmer               175,000              6%        US$4.35    June 1, 2007        309,905      528,946
Michael T. Elliott (1)           195,000              6%        US$4.35    October 4, 2002      86,946      178,133


(1) Dr. Elliott was granted six options to purchase a total of 597,012 shares of Class B Common Stock during fiscal year 2000. 70,000 of these shares were fully vested as of the date of grant, 250,000 of these shares were scheduled to vest over two years, and 277,012 of these shares were scheduled to vest upon satisfaction of certain performance thresholds. Dr.
      Elliott acquired a vested interest in 195,000 of these shares prior to his departure from the Company on April 4, 2001. Dr. Elliott shall not acquire a vested interest in any additional shares subject to the options. These options were exchanged on October 5, 2001 pursuant to the Company's
      "option revision program", and are now exercisable for 195,000 shares of fully vested Class A Common Stock under the 2000 Stock Option/Stock
      Issuance Plan; provided, that none of these shares shall become exercisable prior to stockholder approval of the proposed amendment of the 2000 Stock Option/Stock Issuance Plan increasing the maximum number of shares reserved for issuance thereunder. In addition, each share of Class
      A Common Stock subject to these options shall be reclassified as a share of Common Stock upon stockholder approval of the proposed amendment to our Certificate of Incorporation.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR-END OPTION VALUES

         The following table provides information, with respect to the Named Executive Officers, concerning the unexercised Class A and Class B Common Stock options held by them at of the end of 2000. None of the Named Executive Officers exercised any Class A or Class B Common Stock options or stock appreciation rights during 2000. There were no stock appreciation rights held by the Named Executive Officers at December 31, 2000.


         Name              Shares      Value           Number of Securities Underlying           Value of Unexercised
                         acquired on   Realized       Unexercised Options at FY-end (#)         in-the-Money Options at
                        exercise (#)     (US$)                                               December 31, 2000 (US$)(1)(2)

                                                        Exercisable        Unexercisable     Exercisable    Unexercisable
----------------------- -------------- ----------- ---------------------- ----------------- -------------- -----------------

Ronald D. Fellman            --            --         152,012 Class B      22,988 Class B        --               --

Douglas A.  Palmer           --            --         306,000 Class A      56,000 Class A     2,123,640        388,640
                                                      152,012 Class B      22,988 Class B        --               --
                             --            --
Michael T. Elliott                                  195,000 Class B (3)                          --               --

(1)   The closing price our Class A Common Stock on December 31, 2000 was US$6.94 per share.

(2) We believe the fair value of our Class B Common Stock on December 31, 2000 was US$4.35 per share, which is the same as the exercise price of all the outstanding Class B Common Stock options. There is currently no trading market for our Class B Common Stock.

(3)   Dr. Elliott actually held options to purchase 597,012 shares of Class B
      Common Stock as of the end of fiscal year 2000, but he obtained a vested interest in only 195,000 of these shares prior to his departure from the Company on April 4, 2001. Dr. Elliott shall not acquire a vested interest in any additional shares subject to the options. These options to purchase
      195,000 shares of Class B Common Stock were exchanged on October 5, 2001 pursuant to the Company's "option revision program", and are now exercisable for 195,000 shares of fully vested Class A Common Stock under the 2000 Stock Option/Stock Issuance Plan; provided, that none of these vested shares shall become exercisable prior to stockholder approval of the proposed amendment of the 2000 Stock Option/Stock Issuance Plan increasing the maximum number of shares reserved for issuance thereunder.
      In addition, each share of Class A Common Stock subject to these options shall be reclassified as a share of Common Stock upon stockholder approval of the proposed amendment to our Certificate of Incorporation.

Director Compensation

         Directors are paid varying amounts for serving on the Board of Directors. James A. Bixby, John J. Splavec and Robert L. Packer each receive compensation at a rate of US$24,000 per year for attending board meetings. Frederick A. Cary, Ronald D. Fellman, John A. MacDonald and Reginald J. Tiessen receive no annual compensation for attending board meetings. Each of our directors, and each member of any committee established by the Board of Directors, is reimbursed for all reasonable out-of-pocket expenses incurred in connection with the attendance by such director or member at meetings of the Board of Directors or of such committees. In conjunction with their 2000 appointment as directors, Mr. Splavec and Mr. Bixby received options to purchase 25,000 shares of our Class B Common Stock, which were originally scheduled to vest over two years. These options were amended by the Board of Directors on September 28, 2001 to immediately and fully vest Mr. Splavec's and Mr. Bixby's interests in their respective option shares. In addition, Mr. Splavec received fully vested options to purchase 10,000 shares of our Class B Common Stock related to his former consulting relationship with the Company. In conjunction with their 2001 appointments as directors, Mr. Savage and Mr. Packer each received options to purchase 25,000 shares of our Class B Common Stock. Mr. Savage's options are fully vested. Mr. Packer's options shall vest over two years. On October 5, 2001, all these outstanding Class B Common Stock options were surrendered in exchange for new options to purchase Class A Common Stock under the 2000 Stock Option/Stock Issuance Plan in accordance with the terms of the Company's "option revision program".

Employment Contracts, Termination of Employment and Change in Control
Arrangements

         The Company entered into an employment agreement with Dr. Michael T. Elliott dated April 27, 2000. This agreement provided for a base salary of US$200,000 per year, subject to annual review by the Board of Directors. In addition to this salary, Dr. Elliott was entitled to receive 1% of the cash proceeds from any equity financing obtained from investment bankers, strategic partners or similar organizations (excluding a US$10,000,000 investment from Leitch Technology Corporation completed in April 2000). This agreement also called for Dr. Elliott to receive options to purchase 597,012 shares of Class B Common Stock at US$4.35 per share, 70,000 shares of which were fully vested, 277,012 shares of which were scheduled to vest upon satisfaction of certain performance thresholds and the remainder of which were to vest in equal quarterly installments over two years. Upon a change of control of the Company, vesting was to be completed immediately.

         On April 4, 2001, Dr. Elliott resigned as President, Chief Executive Officer and a Director of the Corporation. The Company entered into a separation agreement with Dr. Elliott providing for salary continuation at the rate of US$200,000 per annum for fifteen months or until Dr. Elliott accepts a full time position, whichever is earlier. Under the agreement, Dr. Elliott will provide consulting services as may be requested by the Company.

Compensation Committee Interlocks and Insider Participation.

         The Executive Committee of the Company's Board of Directors consisted of Ronald D. Fellman, Douglas A. Palmer and Michael T. Elliott. All three of these individuals were executive officers of the Company in fiscal year 2000. Prior to the formation of the Compensation and Audit Committees, the Executive Committee had authority for performing functions equivalent to those of a compensation committee.

         No executive officer of the Company has ever served as a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of the Company's Board of Directors or Executive Committee or Compensation Committee.

Board Compensation Committee Report on Executive Compensation

         The Compensation Committee and the former members of the Executive Committee provided the following report:

         "The Board, the Compensation Committee, and the former members of the Executive Committee believe that the compensation programs for the Company's executive officers should reflect the Company's performance and the value created for the Company's stockholders. In addition, the compensation programs should support the short-term and long-term strategic goals and values of the Company and should reward individual contribution to the Company's success. The Company is engaged in a very competitive industry and the Company's success depends upon its ability to attract and retain qualified executives through the competitive compensation packages it offers to such individuals.

         General Compensation Policy. The Board's and its Committees' policy is to provide the Company's executive officers with compensation opportunities that are based upon their personal performance, the financial performance of the Company and their contribution to that performance and which are competitive enough to attract and retain highly skilled individuals. Each executive officer's compensation package generally contemplates three elements: (i) base salary that is competitive with the market and reflects individual performance,
(ii) annual variable performance awards payable in cash and tied to the Company's achievement of annual financial performance goals and (iii) long-term stock-based incentive awards designed to strengthen the mutuality of interests between the executive officers and the Company's stockholders. As an officer's level of responsibility increases, a greater proportion of his or her total compensation will be dependent upon the Company's financial performance and stock price appreciation rather than base salary.

         Factors. The principal factors that were taken into account in establishing each executive officer's compensation package for 2000 are described below. However, the Board and its Committees may in its or their discretion apply entirely different factors, such as different measures of financial performance, for future fiscal years.

         Base Salary. In setting base salaries, we relied on our informed understanding of similarly situated companies' compensation of similar executives.

         Annual Incentives. The Company has no formalized bonus structure or plan. Bonuses are paid based on the Compensation Committee's evaluation of the employee's performance on a case-by-case basis. For the year ended December 31, 2000 the Company paid bonuses to only one executive officer, Richard Slansky.

         Long Term Incentives. Generally, stock option grants are to be made to each of the Company's executive officers. Each grant is to be designed to align the interests of the executive officer with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each grant allows the officer to acquire shares of the Company's Common Stock at a fixed price per share (the market value on the grant date) over a specified period of time (up to ten years). The options become exercisable either immediately or in a series of installments over a multi-year period, contingent upon the officer's continued employment with the Company and, in certain instances, upon successful attainment of certain performance milestones. Accordingly, the option will provide a return to the executive officer only if he or she remains employed by the Company during the vesting period (and, where applicable, only if certain performance milestones are met), and then only if the market value of the shares appreciates over the option term. If the stock options are for Class B Common Stock, they will likely have meaningful value only if the Company achieves the milestones, which cause the Class B Common Stock to be converted into Class A Common Stock.

         The size of the option grant to each executive officer, including the Chief Executive Officer, is to be set at a level that is intended to create a meaningful opportunity for stock ownership based upon the individual's current position with the Company, the individual's personal performance in recent periods and his or her potential for future responsibility and promotion over the option term. The number of outstanding shares and options held by the executive officer should also be considered, in order to maintain an appropriate level of equity incentive for that individual. The relevant weight given to each of these factors varies from individual to individual.

         CEO Compensation. In setting the total compensation payable to the Company's Chief Executive Officer(s) for the 2000 Fiscal Year, the Board sought to make that compensation competitive with the compensation paid comparable chief executive officers. Due to the Company's early stage of development and lack of revenue generation, the Board did not attempt to tie or relate the Company's Chief Executive Officers' compensation to Company performance and stock price appreciation. In addition, Michael T. Elliott's base salary for 2000 was established by contract at the time he began his employment in April 2000, and therefore could not be linked to the Company's performance in 2000.

         The Board provided Michael Berns, our Chief Executive Officer at the beginning of the 1999 Fiscal Year, a base salary of US$180,000 per annum. After Mr. Berns' departure from the Company at the beginning of May 1999, we paid his replacement, Ronald D. Fellman, an equivalent base salary. Similarly, Michael T. Elliott's base salary had been set at a competitive level when compared with the base salary level in effect for similarly situated chief executive officers. With respect to the Chief Executive Officer's base salary, it is the Company's intent to provide the Chief Executive Officer with a level of stability and certainty each year and not have this particular component of compensation affected to any significant degree by Company performance factors, at least until the Company achieves substantial commercialization.

         Similarly, the remaining components of the Chief Executive Officers' 2000 Fiscal Year compensation were not closely linked to the attainment of any corporate performance goals. Due to the fact that we were (and continue to remain) a development-stage company, with a heavy focus on research and development and with limited cash resources, we declined to pay either Dr. Elliott or Dr. Fellman a cash bonus for the 2000 Fiscal Year. In the future, it is likely the Company will condition payment of such a cash bonus to the Chief Executive Officer on the Company's attainment of EPS goals with additional consideration to be given to individual business plan objectives.

         We granted 20,000 Class B Common Stock options to Dr. Elliott in July 2000, above and beyond the stock options required by his employment agreement. We did this to further provide incentive to Dr. Elliott and not as a result of the Company's performance.

         Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds US$1 million per covered officer in any fiscal year. The limitation applies only to compensation, which is not considered to be performance-based. Non-performance based compensation paid to the Company's executive officers for the 2000 Fiscal Year did not exceed the US$1 million limit per officer. The Company's 1999 and 2000 Stock Option/Stock Issuance Plans have been structured so that any compensation deemed paid in connection with the exercise of options with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation which will not be subject to the US$1 million limitation. Because it is unlikely that the cash compensation payable to any of the Company's executive officers in the foreseeable future will approach the US$1 million limit, there is no need at this time to take any action to limit or restructure the elements of cash compensation payable to the Company's executive officers. The Company will reconsider this decision should the individual cash compensation of any executive officer ever approach the US$1 million level.

         It is our opinion that the executive compensation policies and plans provide the necessary total remuneration program to properly align the Company's performance and the interests of the Company's stockholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long-term.

         Submitted jointly by the Compensation Committee and the members of the Executive Committee:

               John A.  MacDonald, Compensation Committee Chair
               Ronald D. Fellman, Compensation Committee Member and Executive
                 Committee Member
               Michael T. Elliott, Executive Committee Member
               Douglas A. Palmer, Executive Committee Member
               Reginald J. Tiessen, Executive Committee Member"

Stock Performance Graph

         The graph depicted below shows a comparison of cumulative total stockholder returns for the Company, the Russell 2000 Index and the Standard & Poor's Computer Network Index.

                                              06/19/00            06/30/00            09/30/00            12/31/00
---------------------------------------- ------------------- ------------------- ------------------- -------------------
Path 1 Network Technologies Inc.                100                 118                  86                  71
Russell 2000 Index                              100                  99                 100                  92
S&P Computer Network Index                      100                  93                  85                  52

(1) The graph covers the period from June 19, 2000, the date the Common Stock of the Company was first registered under Section 12 of the Securities
      Exchange Act, to December 31, 2000.

(2) The graph assumes that US$100 was invested in the Company on August 24, 1998, in the Company's Class A Common Stock and in each index, and that all dividends were reinvested. No cash dividends have been declared on the Company's Class A Common Stock.

(3) Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

                              CERTAIN TRANSACTIONS

         On April 10, 2000, the Company entered into an Agreement of Purchase and Sale with Leitch Technology Corporation. Pursuant to this Agreement of Purchase and Sale, Leitch purchased 1,250,000 shares of the Company's Class A Common Stock for US$10 million and 200,000 common shares of Leitch. In connection with the Agreement of Purchase and Sale, the Company entered into a Stockholders Agreement dated April 10, 2000 with Leitch, Dr. Fellman, Dr. Palmer and Dr. Elliott pursuant to which John A. MacDonald, the President and Chief Executive Officer of Leitch and Reginald J. Tiessen, the Chief Financial Officer of Leitch, were nominated and elected to the Company's Board of Directors. Under the terms of this Stockholders Agreement, the Company's executive officers who are parties to the Stockholders Agreement covenant to vote their equity securities in favor of a Board of Directors whose members shall include designees of Leitch who constitute 2/7ths of the entire Board of Directors, or more if Leitch acquires more shares. This voting requirement expires when Leitch owns less than 20% of the Company's fully diluted Common Stock. The Company also agreed to use its best efforts to cause at least one director designee of Leitch to be on each committee of the Company's Board of Directors. This Stockholders Agreement also provides Leitch (i) a right of first refusal to purchase any stock (now or hereafter acquired) offered for sale in a private transaction by Drs. Palmer, Fellman or Elliott, (ii) a pro rata right of subscription for new securities offered by the Company, and (iii) beginning on the first anniversary of the effective date of the Company's registration statement on Form 10, registration rights for its shares of the Company's Class A Common Stock. Leitch's right of first refusal terminates if another strategic partner invests US$6 million in the Company's equity securities or the Company has achieved US$30 million of gross revenues in any 12-month period.

         The Stockholders Agreement also requires Leitch to refrain from the purchase of additional shares of the Company's equity securities, from seeking to acquire the Company or acquire control of the Company, or from selecting proxies or being in any "group" with respect to the Company's securities, all except with the approval of the Company's Board of Directors or as otherwise expressly provided for in the Agreement of Purchase and Sale or the Stockholders Agreement.

         If Leitch exercises its right of first refusal or otherwise buys stock privately from Dr. Fellman or Dr. Palmer, then Dr. Elliott has a tag-along right under the Stockholders Agreement to require Leitch to buy a pro rata portion of his shares.

         The Stockholders Agreement terminates upon the later to occur of (a) the written agreement of the parties to the Stockholders Agreement, (b) acquisition of all the issued and outstanding shares of the Company, (c) April 10, 2010, (d) the merger or consolidation of the Company with or into another entity where more than 50% of the Company's securities are held by persons or entities different than immediately prior to such merger or consolidation, or
(e) when the Company closes an underwritten public offering with at least US$25 million of net proceeds.

         In connection with the Leitch agreement, Path 1 granted Leitch exclusive rights to use TrueCircuit(R) technology in the professional broadcast studio market and the non-exclusive rights in other markets. The exclusive license with Leitch will last one year and, thereafter, will automatically renew for consecutive, additional one-year periods, provided the Company receives the minimum aggregate monies and other consideration for that year as set forth in the Leitch agreement. The total fees to be paid to us by Leitch to maintain their exclusive license escalate over the period and for a five-year exclusive period would be US$32 million. After the fifth year, minimal annual fees will be as mutually agreed upon by the parties.

         On July 31, 2000, the Company entered into a Stock Transfer Restriction Agreement (the "Restriction Agreement") with Dr. Ronald D. Fellman and Dr. Douglas A. Palmer pursuant to which both Dr. Fellman and Dr. Palmer agreed for the term of the Restriction Agreement not to transfer for consideration any of their shares of Class A Common Stock or Class B Common Stock (the "Stock") in a private transaction with a person or entity, unless the Company's Board of Directors has given its prior consent by formal resolution. These restrictions on transfer do not apply to (i) transfers in a block trade, to a market maker for the Stock or in an open market transaction, whether such open market transaction is effected pursuant to Rule 144 of the Securities Act or otherwise,
(ii) transfers for estate planning, or (iii) transfers to an immediate family member or other donative transfers. The Restriction Agreement shall terminate upon the earlier to occur of (i) the date on which Dr. Michael T. Elliott, sells, assigns, gifts, pledges, mortgages, hypothecates or otherwise transfers any Stock or any interest therein, whether occurring voluntarily or involuntarily, directly or indirectly, or by operation of law or otherwise, (ii) the date on which Dr. Elliott ceases to occupy the office of Chief Executive Officer of the Company, (iii) the date on which Dr. Elliott ceases to have the right to exercise the options referred to in the Stockholders Agreement described above, or (iv) the date on which (A) a "major player" in the industry in which the Company operates, purchases, in a single transaction, Common Stock or other equity securities of the Company for at least US$6 million, or the Company shall have achieved during any twelve-month trailing period at least US$30 million of gross revenues as determined in accordance with generally accepted accounting principles and as reflected in the financial statements of the Company, or (B) Leitch otherwise ceases to hold a right to purchase Dr. Fellman's and Dr. Palmer's stock pursuant to the terms of the Stockholders Agreement. In addition to the above, this Restriction Agreement was also set to terminate no later than February 15, 2001 unless Dr. Fellman and Dr. Palmer both received options to purchase 175,000 shares of Class B Common Stock prior to that date. The Restriction Agreement terminated in accordance with its own terms on February 15, 2001 due to Dr. Fellman and Dr. Palmer's failure to receive additional options to purchase 175,000 shares of Class B Common Stock.

         On December 22, 2000, the Company entered into an arrangement with two of its former Board members, Roderick Adams and Paul Robinson, under which they resigned from the Board and each was allowed to exercise his option to purchase 95,000 shares of Class A Common Stock by delivery of his promissory note in the amount of US$57,000. The notes were secured by the 190,000 shares of Class A Common Stock.

                      NONINCORPORATION OF CERTAIN MATERIALS

         Notwithstanding anything to the contrary set forth in any of the Company's previous filings made under the Securities Act of 1933, or the Securities Exchange Act of 1934, that might incorporate future filings made by the Company under those statutes, neither the Stock Performance Graph nor the Compensation Committee Report is to be incorporated by reference into any such prior filings, nor shall such graphs, reports, descriptions or reports be incorporated by reference into any future filings made by the Company under those statutes.

                                           By Order of the Board of Directors


Dated: December 31, 2001
                                           Frederick A. Cary
                                           President and Chief Executive Officer

                       PATH 1 NETWORK TECHNOLOGIES INC.
          WRITTEN CONSENT SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         Please return the consent form promptly to the Company at 3636 Nobel Drive, Suite 275, San Diego, California 92122. This consent form must be received by Path 1 Network Technologies Inc. by no later than the deadline stated in the Proxy Statement in order for your vote to count.

               The Board of Directors recommends a vote FOR Proposal 1

1. Proposal to amend the Certificate of Incorporation to increase the authorized number of shares of the Company's Class A Common Stock from 20,000,000 to 40,000,000, reclassify each share of Class A Common Stock as a share of "Common Stock", eliminate the Class B Common Stock and authorize 10,000,000 shares of "blank check" Preferred Stock.

Vote FOR                         Vote AGAINST                         ABSTAIN

   |-|                                |-|                               |-|


               The Board of Directors recommends a vote FOR Proposal 2

2. Proposal to amend the Company's 2000 Stock Option/Stock Issuance Plan to increase the authorized share reserve, and to approve an expanded percentage limit on the ratio of total stock options and share grants to total outstanding shares.

Vote FOR                         Vote AGAINST                         ABSTAIN

   |-|                                |-|                               |-|


              The Board of Directors recommends a vote FOR Proposal 3

3.       Proposal to approve the Company's 2001 Employee Stock Purchase Plan.

 Vote FOR                         Vote AGAINST                         ABSTAIN

    |-|                                |-|                               |-|


                                  (Please sign and date below)

                                  Dated:               , 200_


                                   --------------------------
                                   Signature of Stockholder


                                   --------------------------
                                   Signature of Stockholder

                                   If signing as attorney, executor,
                                   administrator, trustee or guardian, please give full title as such, and, if signing for a corporation, give your title. When shares are in the names of more than one person, each should sign.


--------------------------------------------------------------------------------
                          YOUR CONSENT IS IMPORTANT

         In order to ensure that your views are expressed by your consent, which is equivalent to a vote at an annual meeting, the Company's Board of Directors is requesting that you complete, sign and date the enclosed consent form as promptly as possible and return it in the pre-addressed and pre-stamped envelope.
--------------------------------------------------------------------------------

SDILIB1\J8H\412192.09
                                   APPENDIX A

                            CERTIFICATE OF AMENDMENT
                         OF CERTIFICATE OF INCORPORATION
                       OF PATH 1 NETWORK TECHNOLOGIES INC.


         PATH 1 NETWORK TECHNOLOGIES INC., a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the "Corporation").

         DOES HEREBY CERTIFY:

         FIRST: That resolutions were adopted by the Board of Directors of the Corporation setting forth a proposed amendment to the Certificate of Incorporation, as amended (the "Certificate"), and declaring said amendment to be advisable and recommended for approval by the stockholders of the Corporation. The resolution setting forth the proposed amendment to the Certificate is as follows:

         NOW, THEREFORE, BE IT RESOLVED, that the officers of the Corporation are hereby authorized and directed to execute and file a Certificate of Amendment to the Certificate (the "Amendment"), which Amendment shall change
Article 4 of the Certificate so that, as amended, said Article shall read in its entirety as follows:

                           "4. A. This Corporation is authorized to issue two
                  classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is Fifty Million (50,000,000) shares. Forty Million (40,000,000) shares shall be Common Stock, par value US$0.001 per share, and Ten Million (10,000,000) shares shall be Preferred Stock, par value $0.001 per share. Upon the filing and effectiveness of this Certificate of Amendment of the Certificate of Incorporation, each authorized share of Class A Common Stock, par value US$0.001 per share, shall be reclassified as a share of Common Stock, and the Class B Common Stock, par value US$0.001 per share, shall be eliminated from the Certificate of Incorporation.

                           B. The Board of Directors may issue Preferred Stock
                  from time to time in one or more series. The Board of Directors is hereby authorized to adopt a resolution or resolutions from time to time, within the limitations and restrictions stated in this Certificate of Incorporation, to fix or alter the voting powers, designations, preferences, rights, qualifications, limitations and restrictions of any wholly unissued class of Preferred Stock, or any wholly unissued series of any such class, and the number of shares constituting any such series and the designation thereof, or any of them, and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series."

         SECOND: That, thereafter, the stockholders of said Corporation approved the amendment by written consent in accordance with Section 228 of the Delaware General Corporation Law.

         THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

         FOURTH: That the capital of said Corporation shall not be reduced under or by reason of said amendment.

         FIFTH: No shares of Class B Common Stock are, or were at any point, issued or outstanding. No options, warrants or other rights to acquire shares of Class B Common Stock (or securities exchangeable for or convertible into shares of Class B Common Stock) are issued and outstanding.

         IN WITNESS WHEREOF, the undersigned has executed this certificate on __________, 2002.




                                            Frederick A. Cary, President and CEO
                                            Path 1 Network Technologies Inc.